As filed with the Securities and Exchange Commission on March 17, 2017

Registration No. 333-216616

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALGONQUIN POWER & UTILITIES CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	4911	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

354 Davis Road
Oakville, Ontario, Canada L6J 2X1
(905) 465-4500
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, New York, NY 10011
(212) 590 9070
(Name, address and telephone number of agent for service in the United States)

Copies to:

David Bronicheski Chief Financial Officer 354 Davis Road Oakville, Ontario, Canada L6J 2X1 (905) 465-4500	Chauncey M. Lane, Esq. Husch Blackwell LLP 2001 Ross Avenue, Suite 2000 Dallas, Texas USA 75201-2995 (214) 999-6100

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. ☐
pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☒
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on Form F-10 (this “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Algonquin Power & Utilities Corp. at our head and registered office located at 354 Davis Road, Oakville, Ontario, Canada L6J 2X1 (telephone (905) 465-4500) and are also available electronically at www.sedar.com and www.sec.gov/edgar.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 17, 2017

$2,000,000,000
Subscription Receipts
Preferred Shares
Common Shares
Warrants
Units

Algonquin Power & Utilities Corp. (the “Corporation”) may, from time to time, offer and issue the following securities: (i) subscription receipts of the Corporation (“Subscription Receipts”); (ii) preferred shares of the Corporation (“Preferred Shares”); (iii) common shares of the Corporation (“Common Shares” and together with Preferred Shares, “Equity Securities”); (iv) warrants to purchase Common Shares (“Warrants”); and (v) units comprised of some or all of the other securities described above (“Units”), or any combination thereof. The Subscription Receipts, Equity Securities and Warrants (collectively, and together with Units unless the context requires otherwise, the “Securities”) offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”). All information not included in this short form base shelf prospectus (this “Prospectus”) will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. The Corporation may sell at the initial offer price up to $2,000,000,000 in the aggregate of Securities (or its equivalent in any other currency used to denominate the Securities at the time of the offering) at any time during the 25-month period that this Prospectus, including any amendments hereto, remains valid.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States.

Financial statements incorporated by reference herein have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

Prospective investors should be aware that the acquisition of Securities may subject you to tax consequences in both the United States and Canada. This Prospectus may not describe these tax consequences fully. You should read the tax discussion contained in any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because our company exists under the laws of the Province of Ontario, Canada, some of our directors and officers and most of the experts named in this Prospectus are resident outside the United States, and a significant portion of our assets and a significant portion of the assets of those officers, directors and experts are located outside of the United States. See “Enforcement of Certain Civil Liabilities.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or dealer has been involved in the preparation of, or has performed any review of, this Prospectus.

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, the procedures for the exchange of the Subscription Receipts for Common Shares and any other specific terms; (ii) in the case of Equity Securities, the designation of the particular class and series, the number of shares offered, the issue price and dividend rate, if any, and any other terms specific to the Equity Securities; (iii) in the case of Warrants, the designation and number of Warrants being offered, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (iv) in the case of Units, the designation and number of Units being offered, the terms of the underlying Securities and any other specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus does not qualify for issuance any securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as the prime rate or a bankers acceptance rate, or to recognized market benchmark interest rates such as CDOR or LIBOR.

The Corporation may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities to one or more purchasers directly, or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged by the Corporation in connection with the offering and sale of the Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. See “Plan of Distribution”. The offering of the Securities is subject to the approval of certain legal matters on behalf of the Corporation.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, without limitation, sales deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions, including sales made directly on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) or other existing trading markets for the Securities), at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Corporation. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

Subject to any applicable securities legislation, and other than in relation to an “at-the-market” distribution, in connection with any offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. See “Plan of Distribution”.

The Corporation’s outstanding Common Shares, cumulative rate reset preferred shares, Series A (the “Series A Preferred Shares”), cumulative rate reset preferred shares, Series D (the “Series D Preferred Shares”) are listed and posted for trading on the TSX under the trading symbols “AQN”, “AQN.PR.A”, and “AQN.PR.D”, respectively. The Common Shares are also listed and posted for trading on the NYSE under the trading symbol “AQN”.

Unless otherwise specified in the applicable Prospectus Supplement, the Securities, other than Common Shares, Series A Preferred Shares and Series D Preferred Shares, will not be listed or posted for trading on any securities exchange. Accordingly, unless so specified, there will be no market through which these Securities may be sold and purchasers may not be able to resell securities purchased under this Prospectus. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities and the extent of issuer regulation. See “Risk Factors”.

i

NOTICE TO READERS

This Prospectus provides a general description of the Securities that we may offer. Each time we sell Securities under this Prospectus, we will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide investors with different or additional information. We are not making an offer of Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus to “the Corporation”, “we”, “us” and “our” refer to Algonquin Power & Utilities Corp. and the direct or indirect subsidiary entities of Algonquin Power & Utilities Corp. and partnership interests held by Algonquin Power & Utilities Corp. and its subsidiary entities.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS AND FORWARD-LOOKING INFORMATION

Certain statements in this Prospectus, other than statements of historical fact, contain “forward-looking information” within the meaning of applicable Canadian securities laws, or constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable securities legislation, including the United States Securities Act of 1933, as amended and the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) (collectively referred to herein as “forward-looking information” or “forward-looking statements”), concerning anticipated future events, results, circumstances, performance or expectations with respect to the Corporation, including its business operations, strategy and financial performance and condition. These forward-looking statements are provided for the purpose of assisting the reader in understanding the Corporation’s financial position and to present management’s current expectations and plans. Forward-looking statements include statements that are predictive in nature and include such words as “anticipates”, “believes”, “budget”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would”, and other similar terms. The forward-looking statements contained herein are based on certain factors and assumptions, certain of which appear proximate to the applicable forward-looking statements contained herein. Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors beyond the Corporation’s ability to control or predict, that may cause the actual results, performance or achievements of the Corporation, or developments in the Corporation’s business or in its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Actual results or developments may differ materially from those contemplated by the forward-looking statements.

Factors which could cause results or events to differ from current expectations include, but are not limited to: derivative financial instruments, including, but not limited to, hedging availability; commodity price and availability risk; foreign exchange risk; interest rate risk; commercial relationship risk; credit risk; labour risk; weather risk; regulatory risk; environmental risk; capital market risk, including, but not limited to, economic conditions, cost of financing, capital resources and liquidity risk; construction and development risks; historical and pro forma combined financial information may not be representative of future performance; operating and maintenance risks; risks associated with changes in economic conditions; developments in technology could reduce demand for electricity, gas and water; changes in customer energy usage patterns; risk of failure of information technology infrastructure and cybersecurity; disruption of fuel supply; natural disasters or other catastrophic events; impairment testing of certain long-lived assets could result in impairment charges; risks relating to the Securities; unanticipated maintenance and other expenditures; risk associated with the continuation, renewal, replacement and/or regulatory approval of power supply and capacity purchase contracts; risks associated with pension plan performance and funding requirements; regulatory and government decisions including, but not limited to, changes to environmental, financial reporting and tax legislation and regulations; risk of loss of licences and permits; risk of loss of service area; market energy sales prices; risk of condemnation; and adverse publicity and reputational risk.

Forward-looking statements are based on a number of material assumptions which could prove to be incorrect, including: the expectation of regulatory stability; no significant variability in interest rates; no significant operational disruptions or liability due to a catastrophic event or environmental upset caused by severe weather, other acts of nature or other major events; the continued ability to maintain transmission and distribution systems to ensure their continued performance; no severe and prolonged downturn in economic conditions; sufficient liquidity and capital resources; the ability to hedge exposures to fluctuations in interest rates, foreign exchange rates, natural gas commodity prices, electricity prices, coal and other fuel prices; the continuation of observed weather patterns and trends; the absence of significant changes in government energy plans and environmental laws and regulations that may materially negatively affect the operations and cash flows of the Corporation; no material change in public policies and directions by governments that could materially negatively affect the Corporation; maintenance of adequate insurance coverage; the ability to obtain and maintain licences and permits; no material decrease in market energy sales prices; retention of existing service areas; continued maintenance of information technology infrastructure; favourable labour relations; and sufficient human resources to deliver service and execute the capital program.

This list is not exhaustive of the factors and assumptions that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors. See “Risk Factors”. Further information regarding these and other risk factors is included in the Corporation’s public filings with provincial securities regulatory authorities and can be found on the System for Electronic Document Analysis and Retrieval (“SEDAR”) website at www.sedar.com.

Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The forward-looking statements contained or incorporated by reference in this Prospectus are based on the beliefs, expectations and opinions of management as of the date hereof. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements or information. Accordingly, readers and investors should not place undue reliance on forward-looking statements or information. Forward-looking information or statements contained or incorporated herein by reference are made as of the date of this Prospectus or the document incorporated herein by reference, as applicable, and are based on the opinions and estimates of management on the date statements containing such forward looking information are made, and the Corporation disclaims any obligation to update any forward-looking statements or forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

All forward-looking information in this Prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and, except as required by law, the Corporation undertakes no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.

CURRENCY AND EXCHANGE RATE INFORMATION

In this Prospectus, unless otherwise specified or the context requires otherwise, all dollar amounts are expressed in Canadian dollars. References to “dollars”, “$” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars” or “US$” are to lawful currency of the United States of America.

The following table sets forth, for each of the periods indicated, the noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one U.S. dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Year ended December 31,
	2016	2015	2014
High	1.4589	1.3990	1.1643
Low	1.2544	1.1728	1.0614
Average	1.3248	1.2788	1.1045
Period End	1.3427	1.3840	1.1601

Unless otherwise indicated, financial information contained in this Prospectus and presented in both Canadian dollars and U.S. dollars has been translated to Canadian dollars using the daily exchange rate as reported by the Bank of Canada on March 16, 2017 of US$1.00 = $1.3319.

AVAILABLE INFORMATION

The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

The Corporation has filed with the Commission a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the Commission. Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Corporation is subject to the information requirements of the U.S. Exchange Act, and applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the Commission and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the U.S. and Canada, documents and other information that the Corporation files with the Commission may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies subject to the applicable provisions of the U.S. Exchange Act.

Investors may read any document that the Corporation has filed with, or furnished to, the Commission at the Commission’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the Commission at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Corporation has filed with the Commission’s Electronic Data Gathering, Analysis and Retrieval system at www.sec.gov. You may also inspect the Corporation’s Commission filings at the NYSE, 20 Broad Street, New York, New York 10005.

Investors should rely only on information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Corporation has not authorized anyone to provide the investor with different information. The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Corporation at 354 Davis Road, Oakville, Ontario, L6J 2X1, telephone (905) 465-4500, and are also available electronically at www.sedar.com.

The following documents of the Corporation, filed with the securities commissions or similar authority in each of the provinces of Canada, are specifically incorporated by reference and form an integral part of this Prospectus:

a)	the Corporation’s Annual Information Form dated March 10, 2017 for the year ended December 31, 2016 (the “AIF”);

b)
the audited comparative consolidated financial statements of the Corporation as at and for the years ended December 31, 2016 and December 31, 2015, together with the auditors’ report thereon (the “Annual Financial Statements”);

c)	Management’s Discussion and Analysis (“MD&A”) of the Corporation for the year ended December 31, 2016;

d)	the Management Information Circular of the Corporation filed on SEDAR on May 16, 2016 in respect of the Corporation’s annual and special meeting of shareholders held on June 9, 2016; and

e)
the business acquisition report of the Corporation dated March 10, 2017 related to the acquisition by Liberty Utilities (Central) Co., a wholly-owned indirect subsidiary of the Corporation, of the Empire District Electric Company (“Empire”), an investor-owned, regulated utility company whose common stock was listed on the New York Stock Exchange, including the pro forma consolidated financial statements of the Corporation and consolidated financial statements of Empire attached thereto (the “Empire BAR”).

All material change reports (excluding confidential material change reports), annual information forms, annual financial statements and the auditors’ report thereon, interim financial statements and related MD&A, information circulars, business acquisition reports, press releases that expressly state that they are incorporated herein by reference and any other documents as may be required to be incorporated herein by reference under applicable securities legislation which are filed with a securities regulatory authority in Canada or the U.S. after the date of this Prospectus, during the 25-month period that this Prospectus remains valid, shall be deemed to be incorporated by reference into this Prospectus to the extent required under applicable law.

Upon a new annual information form and related audited annual financial statements and MD&A being filed by the Corporation with, and where required, accepted by, the securities regulatory authority in each of the provinces of Canada during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related MD&A, all interim financial statements and related MD&A, material change reports and business acquisition reports filed prior to the commencement of the Corporation’s financial year in which the new annual information form and related audited annual financial statements and MD&A are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and related MD&A being filed by the Corporation with the securities regulatory authority in each of the provinces of Canada during the term of this Prospectus, all interim financial statements and related MD&A filed prior to the new interim financial statements and related MD&A shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new information circular relating to an annual meeting of shareholders of the Corporation being filed by the Corporation with the securities regulatory authority in each of the provinces of Canada during the term of this Prospectus, the information circular for the preceding annual meeting of shareholders of the Corporation shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

Any template version of any “marketing materials” (as such term is defined in National Instrument 41-101 – General Prospectus Requirements) filed after the date of a Prospectus Supplement and before the termination of the distribution of the Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed to be incorporated by reference in such Prospectus Supplement.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the Commission after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, the Corporation may incorporate by reference as an exhibit to the registration statement of which the Prospectus forms a part or into the Prospectus which forms a part of the registration statement, information from documents that the Corporation files with or furnishes to the Commission pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to prospective purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. A Prospectus Supplement containing the specific terms of any Securities offered thereunder and other information relating to such Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the offering of the Securities to which the Prospectus Supplement pertains.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or replaces such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of this Prospectus.

Prospective purchasers should rely only on the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement. The Corporation has not authorized anyone to provide prospective purchasers with different or additional information. The Corporation is not making an offer of Securities in any jurisdiction where the offer is not permitted by law. Prospective purchasers should not assume that the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

DESCRIPTION OF THE BUSINESS

General

Algonquin Power & Utilities Corp. was originally incorporated under the Canada Business Corporations Act (“CBCA”) on August 1, 1988 as Traduction Militech Translation Inc. Pursuant to articles of amendment dated August 20, 1990 and January 24, 2007, the Corporation amended its articles to change its name to Société Hydrogenique Incorporée – Hydrogenics Corporation and Hydrogenics Corporation – Corporation Hydrogenique, respectively. Pursuant to a certificate and articles of arrangement dated October 27, 2009, the Corporation, among other things, created a new class of Common Shares, transferred its existing operations to a newly formed independent corporation, exchanged new Common Shares for all of the trust units of Algonquin Power Co. and changed its name to Algonquin Power & Utilities Corp. The head and principal office of the Corporation is located at 354 Davis Road, Oakville, Ontario, L6J 2X1.

The Corporation’s operations are organized across two primary North American business units consisting of: the Renewable Generation Group, which owns and operates a diversified portfolio of non-regulated renewable and thermal electric generation utility assets; and the Liberty Utilities Group, which owns and operates a portfolio of regulated electric, natural gas, water distribution and wastewater collection utility systems, and transmission operations.

Renewable Generation Group

The Renewable Generation Group generates and sells electrical energy produced by its diverse portfolio of non-regulated renewable power generation and clean energy power generation facilities located across North America. The Renewable Generation Group seeks to deliver continuing growth through development of new greenfield power generation projects and accretive acquisitions of additional electrical energy generation facilities.

The Renewable Generation Group owns or has interests in hydroelectric, wind, solar, and thermal facilities with a combined generating capacity of approximately 120 MW, 1,050 MW, 40 MW, and 335 MW, respectively. Approximately 88% of the electrical output from the hydroelectric, wind, and solar generating facilities is sold pursuant to long term contractual arrangements which have a production-weighted average remaining contract life of 16 years.

The Renewable Generation Group also has a portfolio of development projects that when constructed will add approximately 351 MW of generation capacity from wind and solar powered generating facilities that have a production-weighted average contract life of 22 years.

Liberty Utilities Group

The Liberty Utilities Group operates diversified regulated electricity, natural gas, water distribution and wastewater collection utility services. The Liberty Utilities Group provides safe, high quality, and reliable services to its ratepayers through its nationwide portfolio of utility systems and delivers stable and predictable earnings to the Corporation. In addition to encouraging and supporting organic growth within its service territories, the Liberty Utilities Group delivers continued growth in earnings through accretive acquisition of additional utility systems.

On January 1, 2017, Liberty Utilities Co., the Corporation’s wholly-owned regulated utility business, completed the acquisition of Empire. Empire is a vertically-integrated utility providing electric, natural gas and water service to approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.

Including Empire, the Liberty Utilities Group now serves approximately 783,000 customers.

The Liberty Utilities Group's regulated electrical distribution utility systems and related generation assets are located in the States of California and New Hampshire. With the addition of Empire the service territory has expanded into Missouri, Kansas, Oklahoma and Arkansas. The Liberty Utilities Group now serves approximately 264,000 electric connections.

The Liberty Utilities Group's regulated natural gas utility systems are located in the States of Georgia, Illinois, Iowa, Massachusetts, New Hampshire and Missouri. With the expanded Missouri service area, the Liberty Utilities Group now serves approximately 336,000 natural gas connections.

The Liberty Utilities Group's regulated water distribution and wastewater collection utility systems are located in the States of Arizona, Arkansas, California, Illinois, Missouri, Montana, and Texas and together serve approximately 183,000 connections.

With the integration of Empire, the Liberty Utilities Group now operates a fleet of regulated generation assets with a net capacity of 1,374MW.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

In this section, “the Corporation” refers only to Algonquin Power & Utilities Corp. and not the direct or indirect subsidiary entities of Algonquin Power & Utilities Corp. and partnership interests held by Algonquin Power & Utilities Corp. and its subsidiary entities.

The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable:

a)	the number of Subscription Receipts;

b)	the price at which the Subscription Receipts will be offered;

c)	the procedures for the exchange of the Subscription Receipts into Common Shares or other securities;

d)	the number of Common Shares or other securities that may be obtained upon exercise of each Subscription Receipt;

e)
the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Common Share or security;

f)	the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

g)	the material tax consequences of owning Subscription Receipts; and

h)	any other material terms and conditions of the Subscription Receipts.

Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a subscription receipt agreement. A copy of the subscription receipt agreement will be filed by the Corporation with the securities regulatory authorities in each of the provinces of Canada and with the Commission in the U.S. after it has been entered into by the Corporation and will be available electronically at www.sedar.com.

DESCRIPTION OF EQUITY SECURITIES

In this section, “the Corporation” refers only to Algonquin Power & Utilities Corp. and not the direct or indirect subsidiary entities of Algonquin Power & Utilities Corp. and partnership interests held by Algonquin Power & Utilities Corp. and its subsidiary entities.

The following describes certain general terms and provisions of Equity Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Equity Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Equity Securities. This summary does not purport to be complete and is subject to, and qualified by, reference to the terms of the Corporation’s articles, a copy of which has been filed with the securities regulatory authorities in each of the provinces of Canada and is available electronically at www.sedar.com.

General

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in one or more series. As of the date hereof, there are 382,747,147 Common Shares, 4,800,000 Series A Preferred Shares, 100 series C preferred shares (the “Series C Preferred Shares”), and 4,000,000 Series D Preferred Shares outstanding.

The Equity Securities may be offered separately or together with other Securities. The particular terms and provisions of the Equity Securities offered by a Prospectus Supplement and the extent to which these general terms and provisions apply will be described in such Prospectus Supplement.

Common Shares

The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of the Corporation, to one vote per share at meetings of the holders of Common Shares and upon liquidation, dissolution or winding up of the Corporation to receive pro rata the remaining property and assets of the Corporation. As of the date hereof, there are 382,747,147 Common Shares issued and outstanding.

The Corporation currently pays a quarterly dividend of US$0.1165 per Common Share for a total annual dividend of US$0.4659 per Common Share. However, any future determination to pay dividends will be at the discretion of the Corporation’s board of directors and will be dependent upon the Corporation’s earnings, capital requirements and financial position, as well as general economic conditions and other factors deemed relevant by the Corporation’s board of directors.

The Corporation has adopted a shareholder rights plan as amended, restated and continued as of June 9, 2016 and approved by shareholders on June 9, 2016. A copy of the shareholder rights plan has been filed with the securities regulatory authority in each of the provinces of Canada and is available electronically at www.sedar.com. For additional information on the shareholder rights plan, see “Shareholders’ Rights Plan” in the AIF.

Preferred Shares

The Corporation is authorized to issue an unlimited number of preferred shares, issuable in one or more series, containing terms and conditions as approved by the board of directors of the Corporation.

The Corporation currently has outstanding 4,800,000 Series A Preferred Shares. The Series A Preferred Shares are non-voting and yield 4.5% annually for the initial six-year period ending on December 31, 2018. The Series A Preferred Shares are not redeemable by the Corporation prior to December 31, 2018. On such date and on December 31 every five years thereafter, the Corporation may, at its option, on prior written notice, redeem all or any number of the outstanding Series A Preferred Shares by payment in cash per Series A Preferred Share of a sum equal to $25.00, together with all accrued and unpaid dividends. The Series A Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the holders of Series A Preferred Shares. The Series A Preferred Shares are convertible at the option of the holders thereof on December 31, 2018 and on December 31 every five years thereafter into cumulative floating rate preferred shares, Series B, referred to as the Series B Preferred Shares.

The Corporation currently has outstanding 100 Series C Preferred Shares. These shares are non-voting and were issued on January 1, 2013 to the holders (or their designees) of the Class B limited partnership units (the “Class B Units”) of St. Leon Wind Energy LP in exchange for the Class B Units. The characteristics of the Series C Preferred Shares will provide approximately the same after tax cash to individuals holding such shares as what was estimated to have been expected from the Class B Units. Holders of the Series C Preferred Shares include a partnership controlled by Ian Robertson, Chief Executive Officer of the Corporation and a partnership controlled by Chris Jarratt, Vice Chairman of the Corporation. The Series C Preferred Shares are mandatorily redeemable by the Corporation in 2031 and have a contractual cumulative cash dividend. Accordingly, these shares are accounted for as liabilities on the Corporation’s audited annual comparative consolidated financial statements. The Series C Preferred Shares were initially measured at their estimated fair value of $18.5 million based on the present value of expected contractual cash flow including dividends and the redemption amount, discounted at a rate of 5.0%. The recognition of the initial fair value of $18.5 million resulted in an adjustment to equity of the shareholders of the Corporation. The Series C Preferred Shares are accounted for under the effective interest method, resulting in accretion of interest expense over the term of the shares. Dividend payments are recorded as a reduction of the Series C Preferred Share carrying value.

The Corporation currently has outstanding 4,000,000 Series D Preferred Shares. The Series D Preferred Shares are non-voting and yield 5.0% annually for the initial five-year period ending on March 31, 2019. The Series D Preferred Shares are not redeemable by the Corporation prior to March 31, 2019. On such date and on March 31 every five years thereafter, the Corporation may, at its option, on prior written notice, redeem all or any number of the outstanding Series D Preferred Shares by payment in cash per Series D Preferred Share of a sum equal to $25.00, together with all accrued and unpaid dividends. The Series D Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the holders of Series D Preferred Shares. The Series D Preferred Shares are convertible at the option of the holders thereof on March 31, 2019 and on March 31 every five years thereafter into cumulative floating rate preferred shares, Series E, referred to as the Series E Preferred Shares.

The specific terms of any series of Preferred Shares to be issued hereunder will be as described in a Prospectus Supplement. Accordingly, the statements made in this section may not apply to a particular series of Preferred Shares.

DESCRIPTION OF THE WARRANTS

In this section, “the Corporation” refers only to Algonquin Power & Utilities Corp. and not the direct or indirect subsidiary entities of Algonquin Power & Utilities Corp. and partnership interests held by Algonquin Power & Utilities Corp. and its subsidiary entities.

The following describes certain general terms and provisions of the Warrants. The particular terms and provisions of the Warrants offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Warrants, will be described in such Prospectus Supplement. The following description and any description of Warrants in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable warrant agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Warrants.

The Corporation may issue Warrants for the purchase of Common Shares. Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Warrants will be issued under one or more warrant agreements between the Corporation and a warrant agent that the Corporation will name in the Prospectus Supplement.

Any Prospectus Supplement for Warrants will contain the terms and other information with respect to the Warrants being offered thereby, including:

a)	the designation of the Warrants;

b)	the aggregate number of Warrants offered and the offering price;

c)	the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

d)	the exercise price of the Warrants;

e)	the dates or periods during which the Warrants are exercisable;

f)	the designation and terms of any Securities with which the Warrants are issued;

g)	if the Warrants are issued as a Unit with another Security, the date on and after which the Warrants and the other security will be separately transferable;

h)	the currency or currency unit in which the exercise price is denominated;

i)	any minimum or maximum amount of Warrants that may be exercised at any one time;

j)	whether such Warrants will be listed on any securities exchange;

k)	any terms, procedures and limitations relating to the transferability or exercise of the Warrants;

l)	whether the Warrants will be issued in fully registered or “book-entry only” form; and

m)	any other material terms and conditions of the Warrants.

DESCRIPTION OF THE UNITS

In this section, “the Corporation” refers only to Algonquin Power & Utilities Corp. and not the direct or indirect subsidiary entities of Algonquin Power & Utilities Corp. and partnership interests held by Algonquin Power & Utilities Corp. and its subsidiary entities.

The following describes certain general terms and provisions of the Units. The particular terms and provisions of the Units offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Units, will be described in such Prospectus Supplement. The following description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to any agreement, collateral arrangements and depositary arrangements relating to such Units.

The Corporation may issue Units comprised of one or more of the Securities described in this Prospectus in any combination, including fractions of such Securities. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement (if any) under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

Any Prospectus Supplement for Units will contain the terms and other information with respect to the Units being offered thereby, including:

a)	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

b)	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of any Securities comprising the Units;

c)	whether the Units will be issued in fully registered or “book-entry only” form; and

d)	any other material terms and conditions of the Units.

BOOK-ENTRY ONLY SECURITIES

Securities issued in “book-entry only” form must be purchased, transferred or redeemed through participants (“CDS Participants”) in the depository service of CDS Clearing and Depository Services Inc. or a successor (collectively, “CDS”). Each of the underwriters, dealers or agents, as the case may be, named in an accompanying Prospectus Supplement will be a CDS Participant or will have arrangements with a CDS Participant. On the closing of a book-entry only offering, the Corporation may cause a global certificate or certificates representing the aggregate number of Securities subscribed for under such offering to be delivered to, and registered in the name of, CDS or its nominee. Except as described below, no purchaser of Securities will be entitled to a certificate or other instrument from the Corporation or CDS evidencing that purchaser’s ownership thereof, and no purchaser will be shown on the records maintained by CDS except through a book-entry account of a CDS Participant acting on behalf of such purchaser. Each purchaser of Securities will receive a customer confirmation of purchase from the registered dealer from which the Securities are purchased in accordance with the practices and procedures of that registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. CDS will be responsible for establishing and maintaining book-entry accounts for its CDS Participants having interests in the Securities. Reference in this Prospectus to a holder of Securities means, unless the context requires otherwise, the owner of the beneficial interest in the Securities.

If the Corporation determines, or CDS notifies the Corporation in writing, that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities and the Corporation is unable to locate a qualified successor, or if the Corporation at its option elects, or is required by law, to terminate the book-entry system, then the Securities will be issued in fully registered form to holders or their nominees.

Transfer, Conversion or Redemption of Securities

Transfer of ownership, conversion or redemption of Securities will be effected through records maintained by CDS or its nominee for such Securities with respect to interests of CDS Participants, and on the records of CDS Participants with respect to interests of persons other than CDS Participants. Holders who desire to purchase, sell or otherwise transfer ownership of or other interests in the Securities may do so only through CDS Participants.

The ability of a holder to pledge a Security or otherwise take action with respect to such holder’s interest in a Security (other than through a CDS Participant) may be limited due to the lack of a physical certificate.

Payments and Notices

Payments of principal, redemption price, if any, dividends and interest, as applicable, on each Security will be made by the Corporation to CDS or its nominee, as the case may be, as the registered holder of the Security and the Corporation understands that such payments will be credited by CDS or its nominee in the appropriate amounts to the relevant CDS Participants. Payments to holders of Securities of amounts so credited will be the responsibility of the CDS Participants.

As long as CDS or its nominee is the registered holder of the Securities, CDS or its nominee, as the case may be, will be considered the sole owner of the Securities for the purposes of receiving notices or payments on the Securities. In such circumstances, the responsibility and liability of the Corporation in respect of notices or payments on the Securities is limited to giving or making payment of any principal, redemption price, if any, dividends and interest due on the Securities to CDS or its nominee.

Each holder must rely on the procedures of CDS and, if such holder is not a CDS Participant, on the procedures of the CDS Participant through which such holder owns its interest, to exercise any rights with respect to the Securities. The Corporation understands that under existing policies of CDS and industry practices, if the Corporation requests any action of holders or if a holder desires to give any notice or take any action which a registered holder is entitled to give or take with respect to the Securities, CDS would authorize the CDS Participant acting on behalf of the holder to give such notice or to take such action, in accordance with the procedures established by CDS or agreed to from time to time by the Corporation, any warrant agent or subscription receipt agent and CDS. Any holder that is not a CDS Participant must rely on the contractual arrangement it has directly, or indirectly through its financial intermediary, with its CDS Participant to give such notice or take such action.

The Corporation and the underwriters or agents identified in an accompanying Prospectus Supplement, as applicable, will not have any liability or responsibility for (i) records maintained by CDS relating to beneficial ownership interest in the Securities held by CDS or the book-entry accounts maintained by CDS; (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership interest; or (iii) any advice or representation made by or with respect to CDS and contained herein with respect to the rules and regulations of CDS or at the directions of the CDS Participants.

CONSOLIDATED CAPITALIZATION

The following table sets out: (a) the consolidated capitalization of the Corporation as at December 31, 2016; and (b) the consolidated capitalization of the Corporation on a pro forma basis after giving effect to material changes up to and including March 16, 2017.

The financial information set out in the following table has been compiled based on financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States:

	As at December 31, 2016	After giving effect to material changes since December 31, 2016 (1)
	(in millions of $ dollars)
Total Debt(2)	3,932	4,375
Convertible Debentures	359	10
Shareholders’ equity
Common Shares(3)	1,972	3,079
Preferred Shares	214	214
Additional paid-in capital	39	39
Deficit	(556)	(556)
Accumulated other comprehensive loss	255	255
Redeemable non-controlling interest	29	29
Non-Controlling Interest	562	562

Total capitalization	6,806	8,007

(1)
After giving effect to (a) an increase in the Corporation’s consolidated long-term debt, including current portions and committed credit facility borrowings classified as long-term debt, principally due to the closing of a $300 million bond offering at Algonquin Power Co. on January 17, 2017 (“2017 Renewable Generation Group Debenture”), the assumption of $1,148 million (US$855 million) of debt as a result of the closing of the Empire Acquisition on January 1, 2017, repayment of $762 million (U.S. $567 million) of borrowings under the Corporation’s acquisition facility used to close the Empire acquisition, repayment of $243 million of borrowings under the Generation Credit Facility with proceeds from the 2017 Renewable Generation Group Debenture, (b) $348.3 million conversion of 5.00% convertible unsecured subordinated debentures (the “2016 Convertible Debentures”), and (c) additional common shares due to the conversion of 2016 Convertible Debentures after deducting the Underwriters’ fee and estimated expenses of the offering on an after-tax basis.

(2)
Includes long-term debt (including the current portion), short-term borrowings and Series C Preferred Shares (as defined in this Prospectus). The Series C Preferred Shares are mandatorily redeemable in 2031 and have a contractual cumulative cash dividend paid quarterly until the date of redemption. Such shares are accounted for as liabilities on the Corporation’s consolidated financial statements.

(3)
Includes 107,517,895 Common Shares issued upon conversion of $1,106 million in principal amount of 2016 Convertible Debentures after deducting the Underwriters’ fee and estimated expenses of the offering on an after-tax basis.

TRADING PRICES AND VOLUMES

The outstanding Common Shares, Series A Preferred Shares and Series D Preferred Shares are traded on the TSX under the trading symbols “AQN”, “AQN.PR.A” and “AQN.PR.D”, respectively. The following table sets forth the high and low price for, and the volume of trading in, the Common Shares, Series A Preferred Shares and Series D Preferred Shares, respectively, for the periods indicated, based on information obtained from the TSX.

Common Shares

	Price ($)
Month	High	Low	Trading Volume

2016
March	11.07	10.30	25,928,607
April	10.97	10.58	12,093,465
May	11.68	10.90	30,140,298
June	12.05	11.46	23,325,423
July	12.45	11.97	11,339,436
August	12.31	11.70	14,095,412
September	12.14	11.65	16,341,635
October	11.98	11.30	20,548,145
November	11.89	10.47	34,480,689
December	11.61	10.88	22,690,585

2017
January	11.48	11.15	37,934,616
February	12.29	11.33	28,660,212
March (1-16)	12.67	11.98	13,513,461

Series A Preferred Shares

	Price ($)
Month	High	Low	Trading Volume

2016
March	15.85	13.79	83,092
April	16.85	15.30	55,776
May	16.80	16.32	69,234
June	17.60	16.16	60,369
July	17.56	16.23	179,782
August	18.67	16.90	267,718
September	18.44	17.53	38,233
October	19.06	18.12	313,235
November	19.61	18.32	170,274
December	20.08	18.59	64,878

2017
January	21.59	19.62	71,411
February	22.00	21.45	76,083
March (1-16)	22.77	21.42	26,057

Series D Preferred Shares

	Price ($)
Month	High	Low	Trading Volume

2016
March	18.56	16.39	77,698
April	18.84	17.75	155,681
May	18.65	17.34	80,505
June	19.25	17.98	73,990
July	19.23	18.30	61,300
August	20.98	19.08	38,941
September	20.60	19.45	46,192
October	21.05	20.01	215,192
November	21.96	20.75	61,883
December	22.96	21.10	73,492

2017
January	24.32	22.90	133,516
February	24.42	23.80	114,078
March (1-16)	24.62	23.78	44,050

EARNINGS-COVERAGE RATIOS

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement(s) with respect to any offering and sale of Preferred Shares pursuant to this Prospectus.

PRIOR SALES

Prior sales of the Corporation’s Securities will be provided as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds resulting from the issue of Securities will be used to repay indebtedness and for general corporate purposes, including in connection with acquisitions and investments by the Corporation.

All expenses incurred in connection with this Prospectus, any offerings of Securities hereunder and related commissions will be paid out of the Corporation’s general funds.

PLAN OF DISTRIBUTION

The Corporation may sell Securities (i) to or through underwriters, dealers or agents or (ii) directly to one or more purchasers. The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, without limitation, sales deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX and the NYSE or other existing trading markets for the Securities), at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Corporation. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Corporation from such sale, any underwriting discounts or commissions and other items constituting underwriters’ or agents’ compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid by any underwriter to other dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

The Securities may also be sold (i) directly by the Corporation at such prices and upon such terms as agreed to by the Corporation and the purchasers or (ii) through agents designated by the Corporation from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent is acting on a best efforts basis for the period of its appointment.

The Corporation may agree to pay the underwriters or agents a commission for various services relating to the issue and sale of any Securities offered hereby. Any such commission will be paid out of the general corporate funds of the Corporation. Underwriters and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof.

Each series or issue of Subscription Receipts, Warrants and Units will be a new issue of securities with no established trading market. Unless otherwise specified in a Prospectus Supplement relating to an issue of such Securities, such Securities will not be listed on any securities or stock exchange.

Subject to any applicable securities legislation, and other than in relation to an “at-the-market” distribution, in connection with any offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. Any underwriters or agents to or through whom Securities are sold by the Corporation may make a market in the Securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that a trading market in any of the Securities (other than Equity Securities) will develop or as to the liquidity of any trading market for the Securities.

Unless otherwise specified in a Prospectus Supplement, the Securities will not be registered under the United States Securities Act of 1933, as amended.

RISK FACTORS

An investment in the Securities is subject to certain risks. Discussions of certain risk factors affecting the Corporation in connection with the Corporation’s businesses are provided in the Corporation’s disclosure documents filed from time to time with the securities regulatory authorities in each of the provinces of Canada which are incorporated by reference in this Prospectus. In particular, see “Enterprise Risk Management” in the MD&A and “Enterprise Risk Factors” in the AIF.

Before deciding whether to invest in any Securities, investors should consider carefully the risks described in the documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon by Blake, Cassels & Graydon LLP on behalf of the Corporation with respect to Canadian legal matters, and by Husch Blackwell LLP with respect to U.S. legal matters. As of the date hereof, the partners and associates of Blake, Cassels & Graydon LLP, as a group, and Husch Blackwell LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Corporation, respectively.

AUDITOR, TRANSFER AGENT AND REGISTRAR

Ernst & Young LLP is the external auditor of the Corporation and have confirmed that they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Corporation under all relevant U.S. professional and regulatory standards.

PricewaterhouseCoopers LLP are independent accountants that audited Empire’s consolidated financial statements as at December 31, 2016 and 2015 and for the three years ended December 31, 2016, included in the Empire BAR dated March 10, 2017 and incorporated by reference into this Prospectus.

AST Trust Company is the registrar and transfer agent of the Corporation in the U.S. Registers for the registration and transfer of securities issued in the U.S. in registered form of the Corporation are kept at the offices of AST Trust Company in Brooklyn, New York.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

Original purchasers of Subscription Receipts, Warrants or Preferred Shares (or Units comprised wholly or partly of such Securities) which are convertible, exchangeable or exercisable into other securities of the Corporation will have a contractual right of rescission against the Corporation in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under Section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under Section 130 of the Securities Act (Ontario) or otherwise at law.

In an offering of Subscription Receipts, Warrants or Preferred Shares (or Units comprised wholly or partly of such Securities) which are convertible, exchangeable or exercisable into other securities of the Corporation, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the Subscription Receipts, Warrants or Preferred Shares (or Units comprised wholly or partly of such Securities) are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise, as applicable, of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser. This contractual right of rescission does not extend to holders of Warrants or Subscription Receipts who acquire such Warrants or Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Warrants in the U.S.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Corporation is incorporated under the laws of Canada and its registered and head office is in Canada. Most of the Corporation’s directors and officers are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the U.S. The Corporation has appointed an agent for service of process in the U.S. but it may be difficult for holders of Securities who reside in the U.S. to effect service within the U.S. upon the Corporation or those directors and officers who are not residents of the U.S. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Corporation or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is a substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Corporation filed with the Commission, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed CT Corporation System as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the Commission, and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or relating to or concerning an offering of Securities under this Prospectus.

Masheed Saidi, Dilek Samil Melissa Barnes and D. Randy Laney, directors of the Corporation, each reside outside of Canada. Each of Ms. Saidi, Ms. Samil, Ms. Barnes and Mr. Laney has appointed Algonquin Power & Utilities Corp., 354 Davis Road, Oakville, Ontario, L6J 2X1 as his or her agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the Commission as part of the registration statement of which this Prospectus forms a part: the documents set out under the heading “Documents Incorporated by Reference”; the consents of auditors and counsel; and powers of attorney from the directors and certain officers of the Corporation. A copy of the form of warrant indenture and subscription receipt agreement, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed with, or furnished to, the Commission under the U.S. Exchange Act.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or at the Registrant’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, to the extent permitted by the CBCA, as set forth above.

The Registrant’s bylaws also provide that the Registrant’s directors and officers will be indemnified in connection with civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer, to the fullest extent permitted by the Canada Business Corporations Act. Accordingly, the Registrant has entered into indemnification agreements with each of its directors and executive officers providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under law. The Registrant also maintains directors’ and officers’ liability insurance which insures the Registrant’s directors and officers and our subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS TO FORM-10

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

a)	The registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

b)
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada, on this 17th day of March, 2017.

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ David Bronicheski
Name: David Bronicheski
Title: Chief Financial Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

*	Chief Executive Officer and Director	March 17, 2017
Ian Robertson	(principal executive officer)

*	Chief Financial Officer (principal	March 17, 2017
David Bronicheski	financial officer and principal
accounting officer)

*	Director, Chair of the Board	March 17, 2017
Kenneth Moore

*	Director	March 17, 2017
Dilek L. Samil

*	Director	March 17, 2017
Christopher J. Ball

*	Director	March 17, 2017
Christopher Huskilson

*	Director	March 17, 2017
Christopher K. Jarratt

*	Director	March 17, 2017
Masheed Saidi

*	Director	March 17, 2017
George L. Steeves

*	Director	March 17, 2017
Melissa Stapleton Barnes

*	Director	March 17, 2017
D. Randy Laney

By:	/s/ David Bronicheski
Name:	David Bronicheski
Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Amendment No. 1 to the Registration Statement solely in the capacity of the duly authorized representative of Algonquin Power & Utilities Corp. in the United States on March 17, 2017.

By:	/s/ Greg Sorensen
Name:	Greg Sorensen
Title:	President, Liberty Utilities Co.

EXHIBIT INDEX

Exhibit	Description

4.1
Annual Information Form of the Corporation for the financial year ended December 31, 2016, dated March 10, 2017 (incorporated by reference from Exhibit 99.1 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2016, filed on March 10, 2017).

4.2
Audited comparative consolidated financial statements of the Corporation and the notes thereto for the years ended December 31, 2016 and December 31, 2015, together with the report of the independent registered public accounting form thereon (incorporated by reference from Exhibit 99.2 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2016 and December 31, 2016, filed on March 10, 2017).

4.3
Management's discussion and analysis for the audited comparative consolidated financial statements for the financial years ended December 31, 2016 and 2015 (incorporated by reference from Exhibit 99.3 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2016, filed on March 10, 2017).

4.4
Management Information Circular of the Corporation in respect of the Corporation’s annual and special meeting of shareholders held on June 9, 2016 (incorporated by reference from Exhibit 99.2 to the Corporation’s Current Report on Form 6-K, filed on May 16, 2016).

4.5
Business Acquisition Report of the Corporation dated March 10, 2017 related to the acquisition by Liberty Utilities (Central) Co., a wholly-owned indirect subsidiary of the Corporation, of The Empire District Electric Company, an investor-owned, regulated utility company whose common stock was listed on the New York Stock Exchange, including the pro forma consolidated financial statements of the Corporation and consolidated financial statements of Empire attached thereto (incorporated by reference from Exhibit 99.1 to the Corporation’s Current Report on Form 6-K, filed on March 10, 2017).

5.1*	Consent of Ernst & Young LLP.

5.2*	Consent of PricewaterhouseCoopers LLP.

5.3*	Consent of Husch Blackwell LLP.

5.4*	Consent of Blake, Cassels & Graydon LLP.

6.1**	Powers of Attorney

*	Filed herewith

**	Previously filed